Exhibit 99.1

Termination Agreement

TERMINATION AGREEMENT, made as of the 16th day of January, 2008, by and between Distributed Energy Systems Corp., a Delaware corporation (the “Company”), and Morgan Stanley Wind LLC, a Delaware limited liability company (“MS”).

WHEREAS: On March 7, 2007, the Company and MS entered into a Joint Venture Agreement to establish a joint venture (“Joint Venture”) for the purposes of (i) the development, structuring and negotiation of proposals for projects utilizing (a) waste-to-energy technology, (b) combined heat and power technology and (c) other alternative energy sources and (ii) the making of equity investments in companies that own and operate such projects (the “Joint Venture Agreement”); and

WHEREAS: the Company and MS now wish to terminate the Joint Venture Agreement;

NOW, THEREFORE, in exchange for the consideration set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and MS hereby agree as follows:

1. Termination of Joint Venture Agreement. Pursuant to Section 4.02(A) of the Joint Venture Agreement, by mutual consent of the Company and MS, the Joint Venture Agreement is hereby terminated in its entirety and of no further force or effect, effective as of the date hereof, subject to revocation described in Section 2; provided, however, that the Company and MS shall remain bound by their confidentiality obligations under Section 6.12 of the Joint Venture Agreement.

2. Termination Payments. MS shall pay to the Company (i) the sum of $500,000 as a payment for the previously performed services with respect to the Joint Venture Agreement and (ii) the previously agreed reimbursement of 50% of the third-party costs associated with the Projects (as defined in the Joint Venture Agreement) through the date hereof in the amount of $82,428.78 as reflected in invoices number PA2007-0495 dated 10/31/2007 and PA2007-0537 dated 11/30/2007 (collectively, the “Termination Payment”). The payment referenced in this Section 2 shall be due and owing by Morgan Stanley only upon finalization and execution of the legal documentation with the management team of the Joint Venture with respect to the continuation of the waste to energy business; provided, however, that if no Termination Payment is made by MS by February 22, 2008, as the sole and exclusive remedy either party may revoke the effectiveness of this Termination Agreement. Notwithstanding the foregoing, the revocation by either party of the effectiveness of this Termination Agreement shall not effect any previous agreement between the parties with respect to the reimbursement described in clause (ii) above.

3. Assignment and Assumption of Rights. The Company hereby transfers and assigns all of its rights to Projects in progress, including without limitation the contracts and Requests for Proposal set forth on Exhibit A (collectively, the “Project Documents”) in connection with the Projects to MS. MS hereby accepts the aforesaid assignment and assumes all of the Company’s obligations under such Projects and the Project Documents with respect to the Projects.

4. Indemnification. (a) MS hereby agrees to indemnify and hold harmless the Company from any and all claims, damages, losses, liabilities, costs and expenses reasonably incurred by the Company in connection with the obligations assumed by MS in Section 3 above, except for any and all such claims damages, losses, liabilities, costs and expenses made or incurred as a result of the fraud, gross negligence or willful misconduct of the Company or its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees. (b) The Company hereby agrees to indemnify and hold harmless MS from any and all claims, damages, losses, liabilities, costs and expenses reasonably incurred by MS in connection with the obligations assumed by MS in Section 3 above relating to the Company’s activities with respect to the Joint Venture Agreement prior to the date of this Termination Agreement, except for any and all such claims damages, losses, liabilities, costs and expenses made or incurred as a result of the fraud, gross negligence or willful misconduct of MS or its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees

5. Release. Except as otherwise provided in this Termination Agreement, each of the Company and MS hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the other party, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that such party now has or ever had against the Released Parties arising out of the Joint Venture Agreement and the transactions contemplated thereby (including any and all proceeds of such transaction whether actual or contingent).

6. Successors and Assigns. This Termination Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

7. Entire Agreement. This Termination Agreement represents the entire understanding and agreement among the parties hereto with respect to the subject matter hereof.

8. Severability. Any provision of this Termination Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Termination Agreement invalid, illegal or unenforceable in any other jurisdiction.

9. Governing Law. This Termination Agreement shall be construed and enforced in accordance with and the rights of the parties shall be governed by, the laws of the State of Delaware without reference to the principles of conflicts of law.

10. Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

11. Counterparts. This Termination Agreement may be executed by facsimile or other electronically transmitted signatures, and may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have hereunder set their hands as of the date first above written.

DISTRIBUTED ENERGY SYSTEMS CORP.

By:	/s/ Bernard H. Cherry
Name:	Bernard H. Cherry
Title:	Chief Executive Officer

MORGAN STANLEY WIND LLC

By:	/s/ Aaron Lubowitz
Name:
Title:

[Signature Page to Termination Agreement]

Exhibit A

Project Documents

Proposal to City of Los Angeles (August 2007)

Statement of Qualifications to Province of Ontario, Canada (October 2007)

Statement of Qualifications to City of Sacramento, Calif. (September 2007)

Letter of Expression of Interest to Broward County Florida (October 2007)

Proposal to ESSROC (Puerto Rico—November 2007)

Memorandum of Understanding for project development support with WRSI Purchase order basis for expenditures

Legal Retainer with Elias Group

Public Relations Retainer with Mercury Public Affairs LLC